Exhibit 99.1

PRESS RELEASE

	CONTACT:	Lisa Elliott	Danny Gibbons
		Dennard Lascar Associates	SVP & CFO
FOR IMMEDIATE RELEASE		lelliott@dennardlascar.com	investorrelations@wtoffshore.com
		713-529-6600	713-624-7326

W&T OFFSHORE ANNOUNCES ACQUISITION BY

W & T ENERGY VI, LLC OF WOODSIDE ENERGY’S

GULF OF MEXICO DEEPWATER PROPERTIES

HOUSTON, May 20, 2014 — W&T Offshore, Inc. (NYSE: WTI) announced today that its wholly owned subsidiary, W & T Energy VI, LLC (“Energy VI”), has completed the acquisition of exploration and production properties in the deepwater of the Gulf of Mexico from Woodside Energy (USA) Inc. The transaction includes a 20% non-operated working interest in the producing Neptune Field (Atwater Valley blocks 574, 575 and 618 along with an interest in the associated tension leg platform). In addition, Energy VI is acquiring all of Woodside’s interest in 24 deepwater exploration blocks.

The purchase price is $51 million (subject to customary post-effective date adjustments) and the assumption of any related asset retirement obligations. The acquisition was funded from available cash on hand and the revolving credit facility.

Total net proved reserves acquired are 1.9 million barrels of oil equivalent (100% classified as proved developed) with a PV-10 of $53 million and probable net reserves of 1.1 million barrels of oil equivalent(1). During January 2014, average daily net production from the Neptune Field was approximately 1,660 barrels of oil equivalent (net of royalties), of which 87% was oil.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “The Neptune Field is a great addition to our growing portfolio of quality deepwater assets. In addition to its substantial oil reserves and production from multiple sands, it offers near term exploration upside. In the second half of 2014, there are plans to drill a well into existing pay sands. Longer term, the northern portion of the field has not been tested, and assuming success, would substantially increase the size of the field.

“The acquisition also includes 24 additional deepwater blocks with 16 identified prospects, one of which is Arcadius in Garden Banks 346, located just one block south of our producing Power Play Field.”

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and onshore in the Permian Basin of West Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 67 offshore fields in federal and state waters (62 producing and five fields capable of producing). W&T currently has under lease approximately 1.2 million gross acres, including approximately 0.6 million gross acres on the Gulf of Mexico Shelf, approximately 0.5 million gross acres in the deepwater and approximately 50,000 gross acres onshore in West Texas. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

(1)	These reserves were determined by Netherland, Sewell and Associates, Inc., based on their report dated April 9, 2014. The estimates in the report were prepared in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System. Proved reserves and PV-10 were calculated with prices determined by using Oil and NGL prices for November 2013 through March 2014 based on NYMEX West Texas Intermediate average near-month prices for each month. Natural gas prices were based on November 2013 through March 2014 NYMEX Henry Hub last trade day settlement prices for each month. Prices starting in April 2014 are based on March 19, 2014 NYMEX pricing for both West Texas Intermediate and Henry Hub prices. Oil and NGL prices are adjusted for quality, transportation fees, and a regional price differential. Gas prices are adjusted for energy content, transportation fees, and a regional price differential.

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